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CENTER BANCORP, INC. RECEIVES NATIONAL
RECOGNITION

Named to the List of Top Performing Small-Cap Banks and Thrifts in the U.S. by Sandler O'Neill and is ranked among the top performing banks out of all publicly traded banks and thrifts in the state of New Jersey.

Receives Bauer Financial Superior Five-Star Rating for the 8th Consecutive Quarter

UNION, N.J., September 11, 2012 (GLOBE NEWSWIRE) — Center Bancorp, Inc. (NASDAQ: CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank ("UCNB" or "the Bank"), announced today that it has been recognized by Sandler O'Neill + Partners L.P., a New York investment banking firm, as one of twenty five "2012 Sm-All Stars" and is recognized as a top performing publicly traded Bank in the nation.

Sandler O'Neill evaluated all 461 publicly traded banks with a market capitalization of less than $2 billion and identified the 25 top performing small-cap banks and thrifts in the nation. In announcing the Sm-All Stars, Sandler O'Neill's Director of Research Mark Fitzgibbon and Associate Director Casey Orr said, "In all, our screening methodology eliminated 95% of the institutions being evaluated. The performance metrics of the remaining 25 institutions are exceptional."

Companies were evaluated based on absolute performance in eight financial variables: growth in EPS, loans and deposits, return on average equity, nonperforming assets to loans plus OREO ratio, net charge-off ratio, reserves to nonperforming assets ratio and Tier 1 risk-based capital ratio. To earn "Sm-All Star" status, the banks and thrifts needed to be at or above the peer median for the first seven metrics surveyed, plus be considered "Well Capitalized" per the Tier 1 risk-based capital ratio.

"Center Bancorp has always focused on performance and strategic but conservative growth in addition to serving the needs of our local communities. We are honored to be recognized for our strength, stability and consistent performance," said Anthony C. Weagley, President and Chief Executive Officer. “It is a testament of our Bank’s hallmark personalized service, commitment to excellence, and results,” added Mr. Weagley.

In addition, UCNB was ranked one of the highest (the top ranked Bank for return on average equity and second highest for return on average assets as of March 31, 2012 and ranked second for both categories as of June 30, 2012) out of the fifty three publicly traded banks and thrifts in New Jersey. Source: SNL Securities, Data through 9/7/12

The Bank was additionally awarded a “Superior” Five Star rating by Bauer Financial, a leading independent bank and rating research firm, its highest rating.

Bauer Financial has awarded Center with its highest five-star rating for 8 consecutive quarters and has listed Center Bancorp, Inc. on the recommend list for 11 straight quarters.

Bauer Financial has been reporting and analyzing the performance of U.S. banks and credit unions since 1983 and their star ratings classify each institution based upon a complex formula factoring in current and historical data.

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary Center Financial Group LLC, UCNB's Private Wealth Management and advisory umbrella of services provides personalized wealth management and advisory services to high net worth individuals and families. The Banks’ services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory and philanthropic advisory.

Center also recently announced a strategic partnership with Compass Financial Management, LLC and ING to offer pension/401(k) planning services. Compass is an SEC Registered Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 14 banking locations in Union, Morris, and Bergen Counties in New Jersey. Banking centers are located in Union Township (five locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, Summit, and the newly added Oakland and Saddle River branches in Bergen County New Jersey. The Corporation is expanding to northern New Jersey with its Saddle River Valley Bank transaction and the pending opening of its new Englewood banking center location in downtown Englewood, New Jersey.

For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at http://www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, Center Bancorp's ability to integrate Saddle River Valley Bank's branches into Center Bancorp's branch network, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in the Corporation's most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.